Exhibit 10.11



       SECOND AMENDED AND RESTATED AGREEMENT OF EMPLOYMENT

     THIS SECOND AMENDED AND RESTATED AGREEMENT OF EMPLOYMENT made and entered into as of December 9, 1994, by and between Baldwin Piano & Organ Company, a Delaware corporation having its principal office at 422 Wards Corner Road, Loveland, Ohio (the "Company") and
R. S. HARRISON, a key employee ("Harrison").

                         WITNESSETH:

     WHEREAS, the Company and Harrison executed an Agreement of Employment and Retirement for Selected Key Employee dated as of June 15, 1984 which Agreement was amended and restated as of May 9, 1989, and as of May 9, 1994; and

     WHEREAS, the Company and Harrison wish to make certain changes to that agreement and to restate the remaining provisions of that agreement.

     It is therefore agreed between the parties as follows:

     1. Employment. As of the date of this Agreement, Harrison shall no longer be employed as Chief Executive Officer of the Company, but shall be employed on an at will basis as the Company's Chairman of the Board under the terms and conditions set forth herein. Harrison, in consideration of such employment, hereby accepts such at will employment upon the terms and conditions set forth herein. During the term of his employment, Harrison shall do all things necessary and incident to his position.

     2. Termination of Agreement. The employment of Harrison under this Agreement shall be terminated on the death of Harrison effective as of the date of his death, or at any time at the option of the Company or Harrison, with or without cause, upon forty-five
(45) days' prior written notice to the other party; provided, however, that Harrison shall be entitled to those sums payable to him pursuant to paragraph 6 and that Harrison's spouse or estate, as the case may be, shall be entitled to retain Harrison's salary installment for the month in which he dies, and shall be entitled to those sums payable to Harrison pursuant to paragraph 6.

     3. Outside Employment. Harrison shall not engage in outside activities which may tend to affect the Company adversely.

     4. Compensation and Benefits. The Company shall pay Harrison $275,000 as base salary for 1995, payable in the same manner as the compensation of other officers of the Company. Thereafter, Harrison's annual base salary shall be reviewed
annually by the Board of Directors of the Company.   Harrison shall
be eligible for bonuses at Level I under the Company's 1994 Management Incentive Plan, 1994 Incentive Stock Option Plan and the 1994 Long Term Incentive Plan. Harrison also shall be eligible for all Company benefits, including the use of an automobile, accorded to the Company's senior officers. In addition to the compensation and benefits provided above in this paragraph 4, Harrison shall be entitled to receive for the balance of his life medical benefits, including full participation in all medical, dental and health care plans of the Company as if he were a full-time employee of the Company and its highest ranking officer.

     5. Consulting Relationship upon Termination. In the event that Harrison's employment hereunder terminates for any reason (other than due to his death) before December 31, 1997, the Company shall engage Harrison as a consultant, and Harrison shall accept such engagement, under the terms and conditions provided in the attached Exhibit A.

     6. Deferred Compensation. Subject to all of the terms and conditions set forth in this Agreement, upon the earlier of (i) Harrison's attainment of age sixty-five (65), whether or not Harrison retires or continues in the employment of the Company on a full-time or part-time basis; or (ii) Harrison's termination of employment by reason of disability or death, regardless of his age, the Company shall thereafter pay to Harrison (or his designated beneficiary in the event of death) the Total Deferred Compensation.

For the purpose of this Agreement "Total Deferred Compensation" shall mean an amount of money equal to two million, three hundred twelve thousand fifty dollars ($2,312,050), plus accrued interest at the rate of five percent (5%) per annum compounded annually, which interest shall accrue commencing May 8, 1994 and continuing until the date the first installment payment of such deferred compensation is made. Such deferred compensation shall be payable in one hundred and twenty (120) equal monthly installment payments.

Commencing on the first business day of the first month following the event giving rise to the payment of the deferred compensation. In the event of Harrison's death (or designated beneficiary's death) prior to the completion of the deferred compensation payments, the balance of such payments shall be made to Harrison's designated beneficiary (or the designated beneficiary's designed beneficiary), if any, and, if none, then to Harrison's (or the designated beneficiary's) estate. For purposes of paragraph 6 "disability" shall mean Harrison's inability to perform services hereunder for a continuous period of one hundred eighty (180) working days due to Harrison's ill health, whether physical or mental.

     As a form of additional deferred compensation, if Harrison dies before December 31, 1997, the Company shall immediately pay to Harrison's spouse or estate, as the case may be, a sum equal to that amount that Harrison would have been entitled to receive for providing consulting services as described in paragraph 5.

     7. Covenant Not to Compete. (a) Harrison agrees that, during a period commencing with the termination of his employment with the Company and terminating on the date the last payment of deferred compensation is required to be made pursuant to paragraph 6 of this Agreement, he will not directly or indirectly enter into or in any manner take part in any business or endeavor either as an employee, agent, independent contractor, owner or otherwise, which in the opinion of the majority of the Board of Directors of the Company, is in competition with the Company.

          (b) If Harrison enters into any business described in paragraph (a) above, which a majority of the Board of Directors of the Company declares to be in competition with the Company as provided in such paragraph, and continues therein for a period of fifteen (15) days after the Company shall have notified him in writing to his home address by registered mail that the majority of the Board of Directors of the Company has decided that such business in competition with the Company, then no further payments shall be due or payable by the Company under this Agreement to or with respect to Harrison and the Company shall have no further liability to or with respect to Harrison under this Agreement.

     8. Source of Payments. All payments provided in paragraphs 5 and 6 shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Harrison shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and Harrison or any other person.

     9. Supplemental Benefits. The payments to be made under this Agreement or with respect to Harrison shall be in addition to any payments to which such Harrison or his beneficiaries may be entitled under present or future retirement, pension or profit sharing plans or executive incentive bonus plans which the Company has adopted or may adopt generally for the benefit of its employees.

     10. Assignment. Neither Harrison nor his surviving spouse shall have any right to commute, sell, assign, transfer or otherwise convey or dispose of the right to receive any payments under this Agreement, which payments and the right thereto are expressly declared to be non-assignable and non-transferable, and, in the event of any attempted assignment or transfer, the Company shall have no further liability either to Harrison or his surviving spouse, or any assignee or transferee, whether by operation of law or otherwise.

     11. Merger or Consolidation. The Company agrees that in the event it shall merge or consolidate with any other corporation, the continuing corporation resulting from such merger or consolidation shall be obligated to perform the duties and obligations of the Company set forth in this Agreement, and the Company further agrees that in the event that it should voluntarily dissolve and liquidate the assets and business of the Company, it will undertake to have the terms and provisions of this Agreement fulfilled prior to the distribution or disposal of the Company's assets.

     12. Extension of Agreement. The Company by action of its Board of Directors may hereafter from time to time agree with an additional employee or employees whose services are considered to be vital to the success of the Company's business that this Agreement shall be extended to such additional employee or employees on such terms and conditions as shall be specified in the extension agreement. The Employment by the Company of any person in a position which would otherwise be regarded as a key employee position shall not entitle that person to have the benefits of the Agreement extended to him or her.

     13. Binding Effect. This Agreement shall be binding upon the parties hereto, the surviving spouse, beneficiaries, heirs, executors, administrators and successors of Harrison and Company.

     14. Status of Agreement. This Second Amended and Restated Agreement is to replace that agreement entitled Amended and Restated Agreement of Employment dated as of May 9, 1994. Upon the execution of this Second Amended Agreement this Agreement alone shall evidence the rights and obligations of the parties hereto.

     15. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall constitute an original without reference to the others.

     16. Severability of Clauses. Each of the paragraphs of this Agreement shall stand independently and severably, and the invalidity of any one paragraph or portion thereof shall not affect the validity of any other provision. In the event any provision shall be construed to be invalid, no other provision of this Agreement shall be affected thereby. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

     17. Applicable Law. This Agreement shall be governed in all respects by the law of the State of Ohio, shall be binding upon Harrison's assigns, heirs, and legal representatives and shall inure to the benefit of the Company, its successors and assigns. The Company and Harrison hereby consent to service of process, personal jurisdiction, and venue in the courts of general jurisdiction of Cincinnati, Ohio, or Hamilton County, Ohio and any federal court, with concurrent jurisdiction, with respect to any action or preceding brought to enforce any liability under this Agreement.

     IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.

                              BALDWIN PIANO & ORGAN COMPANY
Attest:


_______________________       By: GEORGE E. CASTRUCCI
                                  George E. Castrucci




                              "Harrison"



                              R.S. HARRISON

                              EXHIBIT A

                 CONSULTING TERMS AND CONDITIONS


     1.   CONSULTING SERVICES.

          (A) During the Term of the consulting period, Harrison shall provide such advisory and consultative services relating to the business conducted by the Company or any company or business entity affiliated with the Company as may, from time to time, be requested by the Board of Directors or Chief Executive Officer of the Company. Consultant shall use his best efforts to perform his duties and obligations hereunder.

          (B) In his capacity as a consultant, Harrison shall make himself available for telephone conferences, meetings, and such other consulting activities as may be reasonably requested by the Company. Harrison shall perform any consulting services hereunder for the Company at such times and places as may be requested. Harrison shall confer with the Company from time to time as regards his projected work schedule. Harrison will be available to the Company for consulting purposes on such days and at such times as the parties may reasonably agree. The intent of the parties is that Consultant could be required to expend a maximum of approximately 50% of the time which an officer of the Company would normally spend in consulting services in the first year of the consulting relationship; approximately 35% in the second year; and approximately 15% in the third year. This anticipated work schedule may be altered, however, as circumstances might dictate and upon advance notice by either party.

     2.   TERM - TERMINATION.

          (A) Subject to the termination provisions set forth below, the term of the consulting relationship shall be for three
(3) years from the commencement date (the "Term"). The commencement date shall be the date of Harrison's termination of employment with the Company.

          (B) In the event of a material breach by either party of the Agreement during the Term of the consulting period, the non-breaching party shall have the right to terminate the consulting relationship upon fifteen (15) days written notice to the breaching party, unless such breach is cured by the breaching party within such fifteen (15) day period.

     3.   COMPENSATION AND BENEFITS.

          (A) Compensation. During the Term, the Company shall pay Harrison, as compensation for the services performed by Harrison pursuant to this Exhibit A, an aggregate base sum of $685,701, increased at an annual rate of 7.7% commencing December 9, 1994 and concluding on the commencement date of the consulting relationship.

     During the first year of the Term, Harrison shall be paid an amount equal to 50% of the total sum due hereunder. During the second year of the Term, Harrison shall be paid an amount equal to 35% of the total sum due hereunder. During the final year of the Term, Harrison shall be paid an amount equal to 15% of the total sum due hereunder.

     Such yearly compensation shall be payable by the Company to Harrison in twelve equal monthly installments, in arrears on or before the last day of the month for which such installment payment is being made.

          In the event of Harrison's death during the Term of the consulting relationship, all compensation due to Harrison under this Exhibit A shall be accelerated and paid to Harrison's designated beneficiary, if any, and if none, then to Harrison's estate.

     (B) Deferred Compensation. Notwithstanding the termination of the consulting relationship, for whatever reason, Harrison, or his designated beneficiary, shall continue to receive the Deferred Compensation specified by paragraph 6 of the Agreement.

     (C)  Life Insurance.  During the Term of this Agreement, the
Company shall provide Harrison with the same life insurance coverage as provided on the last date of his employment with the Company.

     (D) Other Benefits. During the Term of the consulting relationship, and for at least 2 years thereafter, the Company agrees to provide to Harrison all other benefits normally provided by the Company to its highest ranking officers, including the following:

          (i) a Company owned or leased automotive vehicle comparable to the vehicle utilized by Harrison as of the date of termination of his employment and the Company shall pay reasonable costs of operation, maintenance and insurance related thereto;

          (ii) an office and the Company shall pay all reasonable office overhead, including necessary equipment, furnishings (all of which shall be owned by the Company) and a full time secretary during the first year of the Term and a part time (three days per week) for the second and final year of the Term. Such secretary shall be an employee of the Company and shall receive the same benefits as other employees of the Company and shall be available to do work for the Company if not fully utilized by Harrison in assisting Harrison in rendering services pursuant hereto; and

          (iii) reimbursement for all travel and out-of-pocket expenses reasonably incurred by Harrison in connection with the performance of his obligations hereunder, upon presentation of expense statements or receipts or such other supporting documentation as the Company may reasonably require.

     4. INDEPENDENT CONTRACTOR. During the Term of the consulting relationship Harrison shall be treated as an independent contractor, and not an employee, of the Company. Except as otherwise expressly provided for herein, Harrison shall not be covered by, or be entitled to a benefit under, any retirement or other benefit plan of the Company with respect to his services or compensation hereunder. Harrison shall pay any taxes imposed with respect to his compensation under this Exhibit A. Harrison acknowledges that as a consultant he shall have no power or authority to bind the Company or enter into any commitment on behalf of the Company, without the Company's express written consent.